EXHIBIT 99

                     NEWELL SAFE HARBOR STATEMENT
                     ----------------------------


     Information provided by the Company, including certain of the matters contained in this the Company's Annual Report on Form 10-K (the "1997 Report") and the documents incorporated by reference therein, may constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements may relate to, but are not limited to, such matters as sales, income, earnings per share, return on equity, capital expenditures, dividends, capital structure, free cash flow, debt to capitalization ratios, internal growth rates, future economic performance, management's plans, goals and objectives for future operations and growth or the assumptions relating to any of the forward-looking information. Such statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "project," "expect," "should" or similar statements. The Company cautions that forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ include, but are not necessary limited to, those discussed below and the matters set forth generally in the 1997 Report and the documents incorporated by reference therein. This
Exhibit is included pursuant to the Reform Act and with the intention of obtaining the benefits of the so called "safe harbor" provisions of the Reform Act.

Retail Economy
--------------

     The Company's business depends on the strength of the retail economies in various parts of the world, primarily in the U.S. and to a lesser extent in Asia (including Australia and New Zealand), Canada, Europe (including the Middle East and Africa) and Latin America (including Mexico and Central America), which are affected by such factors as consumer demand, the condition of the consumer products retail industry and weather conditions. In recent years, the consumer products retail industry has been characterized by intense competition and consolidation among both product suppliers and retailers.

Nature of the Marketplace
-------------------------

     The Company competes with numerous other manufacturers and distributors of consumer products, many of which are large and well-established. In addition, the Company's principal customers are volume purchasers, many of which are much larger than the Company and have strong bargaining power with suppliers. The rapid growth of large mass merchandisers, such as discount stores, warehouse clubs, home centers and office superstores, together with changes in consumer


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shopping patterns, have contributed to a significant consolidation of the consumer products retail industry and the formulation of dominant multi-category retailers. Other trends among retailers are to require manufacturers to maintain or reduce product prices or deliver products with shorter lead times, or for the retailer to import generic products directly from foreign sources. The combination of these market influences has created an intensely competitive environment in which the Company's principal customers continuously evaluate which product suppliers to use, resulting in pricing pressures and the need for ongoing improvements in customer service.

Growth by Acquisition
---------------------

     The acquisition of companies that sell branded, staple consumer product lines to volume purchasers is one of the foundations of the Company's growth strategy. The Company's ability to continue to make sufficient strategic acquisitions at reasonable prices and to integrate the acquired businesses within a reasonable period of time are important factors in the Company's future earnings growth.

Foreign Operations
------------------

     Foreign operations, which include manufacturing in Canada, Mexico, Colombia, Venezuela and many countries in Europe, and importing products from the Far East, increasingly are becoming important to the Company's business. Foreign operations can be affected by factors such as currency devaluation and other currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks.